CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-169436 and 333-177026 on Form S-8 of our reports dated July 25, 2013, relating to the financial statements and financial statement schedule of Global Payments Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's identification and self-reporting of unauthorized access into its processing system), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended May 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
July 25, 2013